Exhibit 1

NOTES AND WARRANTS PURCHASE AGREEMENT

This Notes and Warrants Purchase Agreement (this “Agreement”) is made and entered into as of August 24, 2012, by and among ChinaCast Education Corporation, a Delaware corporation (the “Company”), Fir Tree Value Master Fund, L.P. (“Fir Tree Value”), Fir Tree Capital Opportunity Master Fund, L.P. (“Fir Tree Capital” and, collectively with Fir Tree Value, “Fir Tree”), Lake Union Capital TE Fund, LP (“Lake Union Capital TE”), MRMP Managers LLC (“MRMP”), Harkness Trust (“Harkness”), Ashford Capital Partners, L.P. (“Ashford”), Anvil Investment Associates, L.P. (“Anvil”), Columbia Pacific Opportunity Fund, L.P. (“Col-Pac”), Special Situations Fund III QP, L.P. (“SSF III”), Special Situations Cayman Fund, L.P. (“SSF Cayman”), Parsifal Partners LLC (“Parsifal”), Park Financial Corporation (“Park”), Derek Feng, Doug Woodrum, Daniel Tseung, Stephen Markscheid, Allen R. DeCotiis, Alan N. Colner, Fred Tarter, Sanford M. Schwartz, Stamps Family Partnership III, LP (“Stamps”), Peter Keane, Howard S. Berl Trust and Michael Berl (each of Fir Tree Value, Fir Tree Capital, Lake Union Capital TE, MRMP, Harkness, Ashford, Anvil, Col-Pac, SSF III, SSF Cayman, Parsifal, Park, Derek Feng, Doug Woodrum, Daniel Tseung, Allen R. DeCotiis, Alan N. Colner, Fred Tarter, Sanford M. Schwartz, Stamps, Peter Keane, Howard S. Berl Trust and Michael Berl, individually, a “Purchaser” and collectively, the “Purchasers”), and Lake Union Capital Fund, LP (“Lake Union Capital”).

RECITALS

WHEREAS, Fir Tree Value, Fir Tree Capital, Lake Union Capital, Lake Union Capital TE, MRMP, Harkness, Ashford, Anvil and Col-Pac (collectively, the “Existing Purchasers”) and the Company are party to (a) a Notes and Warrants Purchase Agreement, dated as of April 10, 2012 (the “Existing Agreement”), pursuant to which the Company sold the notes and warrants described therein to the Existing Purchasers on April 10, 2012, and (b) a Borrowing Notice and Acknowledgement, dated as of May 18, 2012 (the “Borrowing Notice”), pursuant to which the Company sold the notes and warrants described therein to the Existing Purchasers on May 18, 2012.

WHEREAS, the Company is seeking additional financing from the Purchasers for the purposes set out in a mutually agreed upon schedule of proceeds.

WHEREAS, the Company and each Purchaser is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

WHEREAS, the Company has authorized certain promissory notes of the Company, in substantially the form attached hereto as Exhibit A (each, a “Note,” and collectively, the “Notes”).

WHEREAS, each Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate principal amount of Notes as set forth opposite such Purchaser’s name in Annex I attached hereto.

WHEREAS, in consideration for such Notes, the Company shall issue to each Purchaser warrants as set forth opposite such Purchaser’s name in Annex I attached hereto, in substantially the form attached hereto as Exhibit B (the “Warrants”) exercisable for shares of the Company’s common stock (the “Common Stock”), pursuant to the terms of this Agreement. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.”

WHEREAS, contemporaneously with the Closing (as hereinafter defined), the Company, the Purchasers and Lake Union Capital will enter into a registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C.

WHEREAS, in consideration for the Existing Purchasers providing their consent to the transactions contemplated under this Agreement, the Company has agreed to (a) change from $1.00 to $0.40 the exercise price for all warrants sold to the Existing Purchasers under the Existing Agreement and the Borrowing Notice (the “Existing Warrants”), (b) provide the same anti-dilution adjustments with respect to warrants sold to the Existing Purchasers under the Existing Agreement and the Borrowing Notice as provided to the Purchasers hereunder, and (c) increase the number of Existing Warrants issuable to the Existing Purchasers such that each Existing Purchaser will receive one warrant for every $1.00 of notes sold to such Existing Purchaser under the Existing Agreement and the Borrowing Notice.

WHEREAS, the Notes, the Warrants and the Warrant Shares collectively are referred to herein as “Securities”.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

Purchase and Sale; Closing

Section 1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell, transfer and assign to each Purchaser the aggregate principal amount of the Note set opposite such Purchaser’s name in Annex I attached hereto, and each Purchaser hereby agrees to purchase from the Company the aggregate principal amount of the Note set opposite such Purchaser’s name in Annex I attached hereto.

Section 1.2 Purchase Price. At the Closing (as hereinafter defined) or such other date that is mutually agreed by the parties hereto, upon delivery to such Purchaser of such Purchaser’s Note, duly executed by the Company and registered in the name of the Purchaser or the Purchaser’s nominee, Purchaser shall pay to the Company the U.S. dollar amount set opposite such Purchaser’s name in Annex I attached hereto by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company to each Purchaser prior to the Closing.

Section 1.3 The Closings. The closing (the “Closing”) of the purchase and sale of the Notes shall occur on August 24, 2012, or such other date that is mutually agreed by the parties hereto (the “Closing Date”). The Closing shall take place remotely via the exchange of documents and signatures or at such location as may be mutually acceptable by the parties.

Section 1.4 Securities Act Exemption. The sale of the Securities to the Purchasers will be made without registration under the 1933 Act, in reliance upon the exemption afforded by Section 4(2) of the 1933 Act or pursuant to other available exemptions from the registration requirements of the 1933 Act and in reliance on similar exemptions under state securities or “blue sky” laws.

Section 1.5 Other Agreements. Concurrently with or immediately following the Closing, the Company shall execute and deliver the Note(s) and Warrant(s) set forth opposite such Purchaser’s name in Annex I hereto. The Notes, the Warrants, this Agreement and the Registration Rights Agreement are collectively referred to herein as the “Transaction Documents.” Contemporaneously with the Closing, each of the Company, the Purchasers and Lake Union Capital shall execute and deliver the Registration Rights Agreement.

Section 1.6 Consents. Each of the Existing Purchasers hereby consents to the Company’s sale and issuance of the Notes, Warrants and Warrant Shares to the Purchasers pursuant to this Agreement and the related rights under this Agreement and the Registration Rights Agreement. In connection with the transactions contemplated under this Agreement (a) each of the Existing Purchasers hereby waives the Company’s obligation to comply with the provisions of Section 6 of the Notes issued pursuant to the Existing Agreement and the Borrowing Notice solely with respect to Debt (as defined in such Notes) incurred pursuant to this Agreement, (b) the Company, each of the Purchasers and each of the Existing Purchasers hereby agree that (i) the notes sold pursuant to this Agreement, the Existing Agreement and the Borrowing Notice shall be treated as one series (the “Notes Series”) and (A) any and all pre-payments on such notes shall be applied pro rata across the notes in the Notes Series that are then outstanding, (ii) except as provided in the foregoing clause (i), any and all payments of principal and interest any note shall be applied pro rata across the notes in the same Notes Tranche, (iii) the terms of the notes in the Notes Series may be amended, waived or modified by the parties to such notes (provided, however, that (x) without the prior written consent of the holders of each of the notes in the Notes Series, no waiver, modification or amendment shall be effective that would (1) reduce the amount of, or delay payment of, any prepayment premium on any note in the Notes Series, (2) waive a default in the payment of any prepayment premium on any note in the Notes Series, (3) permit any principal amount repaid under any note in the Notes Series to be reborrowed, (4) impair the rights of any holder of any note in the Notes Series to receive payments of principal of or interest on such a note on or after the due date therefor or to institute suit for the enforcement of any payment on any such note, (5) render any amount payable in respect of any note in the Notes Series payable in a currency other than U.S. dollars or (6) affect any provision of any note concerning the amendment thereof or pro rata payment requirements applicable thereto (other than any provision solely relating to pro rata payments among holders of notes in the same Notes Tranche), (y) without the prior written consent of the holders of each of the notes in the applicable Notes Tranche, no waiver, modification or amendment shall be effective that would (1) extend the maturity date of any note in the Notes Tranche, (2) reduce the amount of, or delay payment of, any principal of or premium or interest on any note in the Notes Tranche, (3) waive a default in the payment of principal of or premium or interest on any note in the Notes Tranche or (4) affect any provision of any note in the Notes Tranche relating to pro rata payments among holders of notes in the Notes Tranche, and (z) the Company shall notify all holders of any notes in a Note Series of any waiver, modification or amendment of any note in such Note Series and if such waiver, modification or amendment is materially favorable to the applicable holder, offer to make the same waiver, modification or amendment with respect to each note in the Note Series), (iv) the definition of “Permitted Debt” in the notes in the Notes Series may permit debt existing or arising under any note in the Notes Series and (v) an event of default under any note in the Notes Series shall constitute an event of default under each note in the Notes Series, (c) each of the Existing Purchasers hereby waives any default or event of default under the notes included in the Notes Series to the extent arising prior to the date hereof and (d) the Company and each of the Existing Purchasers hereby agree that any and all rights and obligations relating to the registration of any securities of the Company as set forth in the Existing Agreement and the Borrowing Notice or otherwise shall be terminated concurrently with the execution of the Registration Rights Agreement and all existing breaches or violations of such rights and obligations relating to such registration are waived by the Company and each of the Existing Purchasers. For purposes of the foregoing, “Notes Tranche” means notes in the Notes Series having the same date of issuance, interest payment dates and maturity date.

ARTICLE 2

Representations and Warranties of the Purchasers

Each Purchaser hereby severally makes the following representations and warranties, each of which is true and correct on the date hereof.

Section 2.1 Existence and Power. The Purchaser either (i) is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, or (ii) is a natural person.

Section 2.2 No Conflict. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of the transactions contemplated hereby, do not and will not (i) if the Purchaser is a legal entity and not a natural person, constitute a default or violation under the organizational and/or management documents of the Purchaser, or (ii) conflict with or violate any laws, judgments, orders or decrees applicable to the Purchaser or by which its properties or assets are bound, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean, in respect of a party, a material adverse effect on the ability of such party to perform its obligations under the Transaction Documents to which it may be a party.

Section 2.3 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.4 No Public Sale or Distribution. Such Purchaser is (i) acquiring its (or his) Note, (ii) its (or his) Warrants and (iii) upon exercise of its (or his) Warrants will acquire its (or his) Warrant Shares issuable upon exercise of such Warrants, in each case, for its (or his) own account (or in connection with, or pursuant to, one or more participation agreements by such Purchaser with, and for the benefit of, one or more funds or managed accounts that are “accredited investors” (as defined in Rule 501(a) of Regulation D) that are managed by the investment manager of such Purchaser) and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the 1933 Act. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its (or his) business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

Section 2.5 Accredited Investor Status. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Section 2.6 Reliance on Exemptions. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

Section 2.7 Information. Such Purchaser and such Purchaser’s advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Purchaser. Such Purchaser and such Purchaser’s advisors, if any, have been afforded the opportunity to ask questions of and receive answers from the Company and to obtain any additional information which the Company possesses or can acquire without undue effort or expense, and all such questions have been answered to the satisfaction of such Purchaser. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or such Purchaser’s advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained herein. Such Purchaser understands that such Purchaser’s investment in the Securities involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as such Purchaser has considered necessary to make an informed investment decision with respect to such Purchaser’s acquisition of the Securities.

Section 2.8 No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 2.9 Transfer or Resale. Such Purchaser understands: (i) the Securities are “restricted securities” under the federal securities laws and have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such sale, assignment or transfer is made in accordance with Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”), (C) pursuant to an exemption or qualification under applicable securities laws, or (D) such Purchaser shall have delivered to the Company an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; and (ii) except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 2.10 Legends. Such Purchaser understands that the certificates or other instruments representing such Purchaser’s Note and Warrants and, until such time as the resale of such Purchaser’s Warrant Shares have been registered under the 1933 Act, the stock certificates representing such Purchaser’s Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) COMPLIANCE WITH RULE 144 OR RULE 144A PROMULGATED UNDER THE ACT (OR A SUCCESSOR RULE THERETO), (C) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (D) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 2.11 General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

ARTICLE 3

Representations and Warranties of the Company

The Company hereby makes the following representations and warranties, each of which is true and correct on the date hereof.

Section 3.1 Existence and Power. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and consummate the transactions contemplated thereby.

Section 3.2 Capitalization. Annex II sets forth (a) the authorized capital stock of the Company as of the date hereof; (b) the number of shares of capital stock issued and outstanding as of the date set forth therein; (c) the number of warrants sold to the Existing Purchasers pursuant to the Existing Agreement and the Borrowing Notice (after taking into account the increase described in the penultimate recital to this Agreement); and (d) to the knowledge of the Company based on its periodic reports filed with the SEC, the number of outstanding options, warrants or other rights to purchase shares of capital stock of the Company. Except pursuant to the Registration Rights Agreement and the other agreements described in Annex III, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other securityholder. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as expressly provided in the penultimate recital to this Agreement and as otherwise may be provided by the Existing Agreement and the Borrowing Notice, the issuance and sale of the Securities hereunder will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Section 3.3 Valid and Enforceable Agreements; Authorization. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.4 Valid Issuance of the Securities. The Securities, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will constitute legal and binding obligations of the Company, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Note(s), the Warrants or the Warrant Shares, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser, and enforceable against the Company in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. The Warrant Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Warrants or the Warrant Shares, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser.

Section 3.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official except (a) such as will be obtained or made by the Company under the 1933 Act and applicable state securities laws and except such as may be required by federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement or (b) as will have been obtained or made contemporaneously with or prior to the Closing.

Section 3.6 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof, or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any material lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material contract, agreement, instrument or understanding to which, to the knowledge of the Company, the Company or any Subsidiary is a party or by which any of them are bound or as to which any of their respective assets are subject. An entity shall be deemed to be a “Subsidiary” of another person if such person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or at least 50% of the outstanding equity or financial interests of such entity.

Section 3.7 Certain Reports. All of the disclosures in the Company’s Current Reports on Form 8-K filed with the SEC, commencing with the report filed on March 23, 2012, through and including the business day immediately prior to the execution and delivery of this Agreement (the “8-Ks”) were, as of the respective dates of such filings (or, if amended subsequent thereto, as of the date of the last such amendment of such filings), true and correct descriptions, in all material respects, of the matters purported to be described therein. Each agreement, contract, instrument or other document filed as an exhibit to any such 8-K is a true, correct and complete copy thereof.

Section 3.8 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

Section 3.9 No General Solicitation. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

Section 3.10 No Integrated Offering. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise.

Section 3.11 Valid Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers in Article 2 hereof, the offer and sale of the Securities to the Purchasers as contemplated hereby is exempt from the registration requirements of the 1933 Act.

Section 3.12 Disclosures. Neither the Company nor any Person acting on its behalf has provided any Purchaser, its agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby, except for information provided to one or more of the Purchasers pursuant to a separate confidentiality agreement entered between the Company and each of such Purchasers. As a result, Purchasers who have elected not to receive material non-public information are relying on the Company’s public filings.

Section 3.13 No Default. There is no default or event of default existing under any note sold pursuant to the Existing Agreement or the Borrowing Notice, except as have been waived in accordance with the terms hereof and thereof.

ARTICLE 4

Covenants of the Company

Section 4.1 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities solely for the purposes set out in a mutually agreed upon schedule of proceeds.

Section 4.2 Warrants. Concurrently with or immediately following the Closing, the Company shall issue and deliver to each Purchaser the number of Warrants set forth opposite such Purchaser’s name in Annex I attached hereto, in substantially the form attached hereto as Exhibit B.

Section 4.3 [Reserved]

Section 4.4 Information Rights. So long as the Notes are outstanding, any Purchaser holding the Notes shall have the right to receive (i) a weekly report detailing the use of the proceeds from the Notes issued pursuant to this Agreement and (ii) any other information that the Purchasers may reasonably request.

Section 4.5 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of Warrant Shares issuable pursuant to the then-outstanding Warrants.

Section 4.6 Removal of Legends. The legend specified in Section 2.10 above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A, if applicable, and the Purchaser has provided the Company with a customary representation that Rule 144 or Rule 144A applies thereto. From and after the earlier of such dates, upon a Purchaser’s written request, the Company shall promptly cause certificates evidencing the Purchaser’s Securities to be replaced with certificates which do not bear such restrictive legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the Warrant Shares becoming freely tradable by a non-affiliate pursuant to Rule 144, the Company shall deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by the Purchaser that Rule 144 or Rule 144A applies to the shares of Common Stock represented thereby or (2) a statement by the Purchaser that such Purchaser has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the registration statement. When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (1) the unlegended certificate is not delivered to a Purchaser within three (3) Business Days of submission by that Purchaser of a legended certificate and supporting documentation to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate is received by the Purchaser, the Purchaser, or any third party on behalf of such Purchaser or for the Purchaser’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Purchaser of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Purchaser (for costs incurred either directly by such Purchaser or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Purchaser as a result of the sale to which such Buy-In relates. The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In, which notice shall be final and binding on the Company and such Purchaser, absent manifest error.

Section 4.7 Equal Treatment of Purchasers. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as one class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

ARTICLE 5

[Reserved]

ARTICLE 6

Miscellaneous Provisions

Section 6.1 Public Disclosure. The parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release, filing with the SEC or public statement with respect to this Agreement and the transactions contemplated hereby and under the other Transaction Documents, and will not issue any such press release or make any filings with the SEC or any public statement prior to such consultation and (to the extent practical) agreement, except as may be required by law or by rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any public disclosure. Notwithstanding the other provisions of this Section 6.1, by 8:30 a.m. (New York City time) on the trading day immediately following the Closing Date, the Company shall file a Form 8-K disclosing the consummation of the transactions contemplated by this Agreement. In addition, the Company will make such other filings and notices in the manner and time required by the SEC.

Section 6.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

(a) if to a Purchaser, to such Purchaser’s address and facsimile number set forth on the Annex I hereto, with copies to such Purchaser’s representatives as set forth on Annex I hereto.

(b) if to the Company, at its address, as follows:

ChinaCast Education Corporation

Room 701A, Building A, Golden Eagle Mansion

80 Hanxiao Road, Pudong

Shanghai 200437 China

Attention: Doug Woodrum

Fax: +(86) 21 6105 3354*8004

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson

9th Floor, Gloucester Tower, The Landmark,

15 Queen’s Road Central

Hong Kong

Attention: Doug Freeman

Fax: +(852) 3760 3611

A party may by notice to the other parties designate additional or different addresses for subsequent notices or communications. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 6.3 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 6.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 6.5 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 6.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

Section 6.7 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 6.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 6.9 Word Meanings. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 6.10 Further Assurances. The Purchasers, Lake Union Capital and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as a party hereto may reasonably request in connection with the transactions contemplated by this Agreement.

Section 6.11 Costs and Expenses. The Purchasers, Lake Union Capital and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 6.12 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.13 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 6.14 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Purchasers has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

Fir Tree Value Master Fund, L.P.

By:	/s/ Don McCarthy
Name:	Don McCarthy
Title:	CFO

Fir Tree Capital Opportunity Master Fund, L.P.

By:	/s/ Don McCarthy
Name:	Don McCarthy
Title:	CFO

Lake Union Capital Fund, LP

By:	/s/ Michael Self
Name:	Michael Self
Title:	Managing Member of the General Partner

Lake Union Capital TE Fund, LP

By:	/s/ Michael Self
Name:	Michael Self
Title:	Managing Member of the General Partner

Signature Page to Notes and Warrants Purchase Agreement

MRMP Managers LLC

By:	/s/ Ned L. Sherwood
Name:	Ned L. Sherwood
Title:	Investment Manager

Harkness Trust

By:	/s/ Theodore H. Ashford
Name:	Theodore H. Ashford
Title:	Trustee

Ashford Capital Management, Inc. w/ discretion f.b.o. Ashford Capital Partners, L.P.

By:	/s/ Theodore H. Ashford III
Name:	Theodore H. Ashford III
Title:	CEO & CIO Ashford Capital Mgt., Inc.

Ashford Capital Management, Inc. w/ discretion f.b.o. Anvil Investment Associates, L.P.

By:	/s/ Theodore H. Ashford III
Name:	Theodore H. Ashford III
Title:	CEO & CIO Ashford Capital Mgt., Inc.

Signature Page to Notes and Warrants Purchase Agreement

Columbia Pacific Opportunity Fund, L.P.

By:	/s/ Alex Washburn
Name:	Alex Washburn
Title:	Manager

Special Situations Fund III QP, L.P.

By:	/s/ David Greenhouse
Name:	David Greenhouse
Title:	Partner

Special Situations Cayman Fund, L.P.

By:	/s/ David Greenhouse
Name:	David Greenhouse
Title:	Partner

Daniel Tseung

/s/ Daniel Tseung

Stephen Markscheid

/s/ Stephen Markscheid

Signature Page to Notes and Warrants Purchase Agreement

Fred Tarter

/s/ Fred Tarter

Peter Keane

/s/ Peter Keane

Signature Page to Notes and Warrants Purchase Agreement

Derek Feng

/s/ Derek Feng

Doug Woodrum

/s/ Doug Woodrum

Signature Page to Notes and Warrants Purchase Agreement

Parsifal Partners LLC

By:	/s/ Kenneth Rilander
Name:	Kenneth Rilander
Title:

Alan N. Colner

/s/ Alan N. Colner

Sanford M. Schwartz

/s/ Sanford M. Schwartz

Allen R. DeCotiis

/s/ Allen R. DeCotiis

Signature Page to Notes and Warrants Purchase Agreement

Park Financial Corporation

By:	/s/ Jeffrey Swanson
Name:	Jeffrey Swanson
Title:	VP

Signature Page to Notes and Warrants Purchase Agreement

Stamps Family Partnership III, LP

By:	/s/ E. R. Stamps
Name:	E. R. Stamps
Title:

Howard S. Berl Trust

By:	/s/ Howard S. Berl
Name:	Howard S. Berl
Title:	Trustee for the Howard S. Berl Trust

Michael Berl

/s/ Michael Berl

Signature Page to Notes and Warrants Purchase Agreement

ChinaCast Education Corporation

By:	/s/ Doug Woodrum
Name:	Doug Woodrum
Title:	Chief Financial Officer

Signature Page to Notes and Warrants Purchase Agreement

Annex I

SCHEDULE OF PURCHASERS

Purchaser	Principal Amount of Note	Purchase Price	Number of Warrants	Notice Address
Fir Tree Value Master Fund, L.P.	$333,615.80	$333,615.80	333,616
Fir Tree Capital Opportunity Master Fund, L.P.	$63,384.20	$63,384.20	63,384
Lake Union Capital TE Fund, LP	$90,000	$90,000	90,000
MRMP Managers LLC	$78,000	$78,000	78,000
Harkness Trust	$10,000	$10,000	10,000
Ashford Capital Partners, L.P.	$265,000	$265,000	265,000
Anvil Investment Associates, L.P.	$80,000	$80,000	80,000
Columbia Pacific Opportunity Fund, L.P.	$125,000	$125,000	125,000
Special Situations Fund III QP, L.P.	$320,000	$320,000	320,000
Special Situations Cayman Fund, L.P.	$180,000	$180,000	180,000
Parsifal Partners LLC	$100,000	$100,000	100,000
Park Financial Corporation	$100,000	$100,000	100,000
Daniel Tseung	$35,000	$35,000	35,000
Derek Feng	$35,000	$35,000	35,000
Doug Woodrum	$30,000	$30,000	30,000
Stephen Markscheid	$25,000	$25,000	25,000
Allen R. DeCotiis	$50,000	$50,000	50,000
Alan N. Colner	$30,000	$30,000	30,000
Fred Tarter	$25,000	$25,000	25,000
Sanford M. Schwartz	$25,000	$25,000	25,000
Stamps Family Partnership III, LP	$50,000	$50,000	50,000
Peter Keane	$50,000	$50,000	50,000
Howard S. Berl Trust	$25,000	$25,000	25,000
Michael Berl	$25,000	$25,000	25,000

Total:	$2,150,000	$2,150,000	2,150,000

Annex II

Capitalization

(a)	Authorized share capital

•	Common Stock: US$0.0001 par value; 100,000,000 shares authorized

•	Preferred Stock: US$0.0001 par value; 1,000,000 shares authorized

(b)	Issue and outstanding shares as of 7/23/12*

•	Common Stock: 50,066,906

•	Preferred Stock: 0

(c)	Warrants sold pursuant to the Existing Agreement and the Borrowing Notice**

•	1,096,182 warrants sold pursuant to the Existing Agreement

•	1,096,182 warrants sold pursuant to the Borrowing Notice

(d)	Outstanding warrants, options and rights

•

255,000 warrants described in note 18 to the Company’s consolidated financial statements for the years ended December 31, 2008, 2009 and 2010, included in the Company’s Form 10-K/A filed on February 24, 2012

•

1,200,000 options described in note 17 to the Company’s consolidated financial statements for the years ended December 31, 2008, 2009 and 2010, included in the Company’s Form 10-K/A filed on February 24, 2012

*	These amounts do not take into account stock grants or share cancellations subsequent thereto.
**	These amounts take into account the Company’s agreement herein to issue one warrant for each US$1.00 of notes sold to an Existing Purchaser under the Existing Agreement and the Borrowing Notice.

Annex III

Registration Rights

The registration rights provided under the Stock Purchase Agreement dated April 29, 2010 between the Company and Wu Shi Xin, filed as Exhibit 10.1 to the Form 8-K dated May 5, 2010

Registration Rights Agreement between the Company and Fir Tree, dated as of November 23, 2009, filed as Exhibit 10.1 to the Form 8-K dated November 25, 2009

The registration rights set forth in the Existing Agreement and the Borrowing Notice

The registration rights set forth in the warrant issued to Roth Capital Partners, LLC on November 18, 2008